Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

NEW WORLD BRANDS, INC.

and

QUALMAX, INC.

Dated as of June 22, 2006

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 22, 2006 (this “Agreement”), by and between New World Brands, Inc., a Delaware corporation (the “Buyer”), and Qualmax, Inc., a Delaware corporation (the “Seller”). When reference is made in this Agreement to the Seller or the Buyer, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

W I T N E S S E T H

WHEREAS, the Boards of Directors of the Buyer and the Seller have each determined that it is advisable and in the best interests of their respective stockholders, and consistent with and in furtherance of their respective business strategies and goals, for the Buyer to acquire all of the outstanding assets, rights, liabilities and obligations of the Seller in exchange for shares of common stock of the Seller as set forth herein (the “Asset Purchase”), upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such transaction, the Boards of Directors of the Buyer and the Seller have each approved the Asset Purchase, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Buyer and the Seller intend that the Asset Purchase shall be treated as a tax-free transfer pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”);

WHEREAS, as an inducement and a condition to the Seller’s willingness to enter into this Agreement, the Board of Directors of the Buyer has approved, and Passen has agreed to consummate, simultaneously with the transactions contemplated hereby, the Wine Business Sale (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Buyer and the Seller hereby agree as follows:

Definitions:

“Acquired Assets” is defined in Section 1.01.

“affiliates”, with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

“Agreement” is defined in the preamble.

“Asset Purchase” is defined in the recitals.

“Assumed Liabilities” is defined in Section 1.02.

“business day” means any day other than a day on which banks in New York City are required or authorized to be closed;

“Buyer” is defined in the preamble.

“Buyer Charter Documents” is defined in Section 3.02.

“Buyer Common Stock” means the common stock, par value $0.01 per share, of the Buyer.

“Buyer Disclosure Schedule” is defined in Section 3.01(b).

“Buyer Employee Plans” is defined in Section 3.11(a).

“Buyer Permits” is defined in Section 3.06(b).

“Buyer Preferred Stock” is defined in Section 3.03(a).

“Buyer Proposals” means proposals for: (1) the approval and authorization of this Agreement and any related agreements, instruments or certificates; (2) the approval and authorization of the consummation of the transactions contemplated by this Agreement, including, without limitation, the Asset Purchase; (3) the approval and authorization of the Wine Business Sale and any related agreements, instruments or certificates; (4) effective as of the Closing, the approval of an amended and restated charter of the Buyer in a form mutually agreed upon by the Seller and the Buyer, which shall include, among other things, an increase in the authorized capital of the Buyer in an amount at least sufficient for the issuance of the Buyer Common Stock to the Seller as consideration for the Asset Purchase as provided in this Agreement; (5) the authorization of the issuance of the Buyer Common Stock to the Seller as provided in the preceding clause (4); (6) effective as of the Closing, the approval of amended and restated by-laws of the Buyer in a form mutually agreed upon by the Seller and the Buyer; and (7) effective as of the Closing, the removal of the current Board of Directors and officers of the Buyer and the election of those directors and the appointment of those officers as shall be designated by the Seller (and, with respect to one initial director, as shall be designated by Passen).

“Buyer SEC Documents” is defined in Section 3.03(b).

“Buyer Stock Rights” is defined in Section 3.03(a).

“Buyer Stock Right Agreements” is defined in Section 3.03(a).

“Buyer Subsidiary Documents” is defined in Section 3.02.

“Closing” is defined in Section 1.03(a).

“Closing Date” is defined in Section 1.03(a).

“Code” is defined in the recitals.

“Confidentiality Agreement” is defined in Section 5.03.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the Delaware General Corporation Law.

“Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Seller or the Buyer, as applicable) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Buyer or the Seller, as applicable, or any of their respective subsidiaries.

“Environmental Laws” means, as they exist on the date hereof, all applicable United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act (RCRA), 42 U.S.C. § 6901 et seq., Toxic Substances Control Act (TSCA), 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act (OSHA), 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws

“ERISA” is defined in Section 2.11(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Financial Advisor” is defined in Section 2.18.

“GAAP” is defined in Section 2.07(b).

“Governmental Authority” is defined in Section 2.05(c).

“Information Statement” is defined in Section 3.13(a).

“Intellectual Property Assets” is defined in Section 2.19(a).

“International Importers” means International Importers, Inc., a Florida corporation and wholly-owned subsidiary of the Buyer.

“knowledge” means, with respect to any matter in question, the actual knowledge at any time of the executive officers of the Seller or the Buyer, as the case may be.

“Lien” means, with respect to any asset of any person, any mortgage, lien, pledge, charge, claim, interest, security interest, condition, restriction, obligation, liability, debt, Tax, option or encumbrance of any kind (whether matured or unmatured) in respect of such asset.

“Material Adverse Effect,” when used in connection with the Seller or any of its subsidiaries or the Buyer or any of its subsidiaries, as the case may be, means any change, effect or circumstance that is materially adverse to the business, financial condition and results of operations of the Seller and its subsidiaries, taken as whole, or the Buyer and its subsidiaries, taken as a whole, as the case may be, or that prevents or materially impairs or delays the consummation of the Asset Purchase or prevents or materially impairs or delays the Seller or the Buyer, as the case may be, from performing its obligations under this Agreement; provided, however, that each of the following shall be excluded from the definition of Material Adverse Effect and from any determination as to whether a Material Adverse Effect has occurred or may occur: changes, effects or circumstances, that are applicable to (A) the industry generally in which the Seller or the Buyer, as the case may be, operates, (B) the United States securities markets generally, (C) personnel and other changes customarily attendant to transactions of the type contemplated by this Agreement, including, without limitation, any disruption of customer, supplier or employee relationships, and (D) changes in economic, regulatory or political conditions generally.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

“NASD” means the National Association of Securities Dealers, Inc.

“Passen” means Selvin Passen, MD, an individual.

“person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Post-2003 Buyer SEC Documents” is defined in Section 3.07(b).

“Purchase Price” is defined in Section 1.04.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Seller” is defined in the preamble.

“Seller Charter Documents” is defined in Section 2.02.

“Seller Common Stock” means the common stock, par value $0.001 per share, of the Seller.

“Seller Disclosure Schedule” is defined in Section 2.01(b).

“Seller Employee Plans” is defined in Section 2.11(a).

“Seller Indemnitees” is defined in Section 8.01(b).

“Seller Intellectual Property Assets” is defined in Section 2.19(a).

“Seller Permits” is defined in Section 2.06(b).

“Seller Valuation Firm” is defined in Section 6.03(d).

“subsidiary” or “subsidiaries” of the Seller, the Buyer or any other person means any corporation, partnership, joint venture or other legal entity of which the Seller, the Buyer or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Subsidiary Documents” is defined in Section 2.02.

“Tax” is defined in Section 2.16(b).

“Tax Return” is defined in Section 2.16(b).

“2005 Buyer Balance Sheet” means the Buyer’s unaudited balance sheet (including any related notes thereto) as of November 30, 2005 included in the Buyer’s Quarterly Report on Form 10-QSB for the fiscal period ended November 30, 2005.

“2005 Seller Balance Sheet” means the Seller’s audited balance sheet (including any related notes thereto) as of December 31, 2005.

“Voting Agreement” is defined in Section 5.12.

“Wine Business Sale” means the sale by New World Brands, Inc. to an affiliate of Selvin Passen of all of the issued and outstanding capital stock of International Importers, for an amount in cash to be mutually satisfactory to New World Brands, Inc. and the Seller.

ARTICLE I

PURCHASE AND SALE OF ASSETS

SECTION 1.01. Acquired Assets. Subject to and upon the terms set forth in this Agreement, as of the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Seller’s right, title and interest in, to and under all of the business of, and all of the assets and properties related to, and used in or held for use in the operation of the business of, the Seller of every kind, character and description, whether tangible, intangible, personal or mixed, and wherever located (the “Acquired Assets”).

SECTION 1.02. Assumed Liabilities. Subject to and upon the terms set forth in this Agreement, as of the Closing, the Buyer shall assume from the Seller, all of the Seller’s liabilities, debts and obligations of any nature whatsoever, whether matured or unmatured, and whether absolute, accrued, contingent or otherwise (the “Assumed Liabilities”).

SECTION 1.03. Closing. (a) Subject to the termination of this Agreement as provided in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, on such date (the “Closing Date”) as shall be mutually selected by the Buyer and the Seller, which date shall in no event precede the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

(b)          At the Closing, (i) the Seller shall cause to be delivered to the Buyer the Acquired Assets and shall take all steps as may be required to put the Buyer in actual possession and operating control of the Acquired Assets, and (ii) the Buyer shall pay the Seller the Purchase Price.

SECTION 1.04. Purchase Price. As consideration for the purchase of the Acquired Assets, on the Closing Date, the Buyer shall assume the Assumed Liabilities and shall deliver to the Seller that number of fully paid and nonassessable shares of Buyer Common Stock equal to the sum of (i) 251,723,634, plus (ii) six times the number of shares of Buyer Common Stock issued to Passen (or issuable upon conversion of any derivative securities of the Buyer issued to Passen) in connection with his $1.5 million investment in the Buyer set forth in Section 6.03(o) hereof (collectively, the “Purchase Price”).

SECTION 1.05. Tax Consequences. The parties hereto intend that the transactions contemplated hereby shall be treated as a tax-free transfer pursuant to Section 351 of the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

SECTION 2.01. Organization and Qualification; Subsidiaries. (a) The Seller and each of its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease or operate the properties it owns, leases or operates and to carry on its business as it is now being conducted.

(b)          The Seller and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification or licensing necessary, except where such failure to be so duly qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A true and complete list of all subsidiaries of the Seller, together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary’s outstanding capital stock or other equity interest owned by the Seller or another subsidiary of the Seller, is contained in Section 2.01 of the written disclosure schedule previously delivered by the Seller to the Buyer (the “Seller Disclosure Schedule”).

SECTION 2.02. Certificate of Incorporation and By-laws. The Seller has heretofore made available to the Buyer a complete and correct copy of its Certificate of Incorporation and By-laws as amended to date (the “Seller Charter Documents”), and will make available to the Buyer, as promptly as practicable, the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each of its subsidiaries (the “Subsidiary Documents”) reasonably requested by the Buyer. All such Seller Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.02 of the Seller Disclosure Schedule or as would not reasonably be expected materially to interfere with its operations, neither the Seller nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

SECTION 2.03. Intentionally Omitted.

SECTION 2.04. Authority Relative to This Agreement. (a) The Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the requisite approval of the Seller’s stockholders in accordance with the DGCL. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the requisite approval by the Seller’s stockholders in accordance with the DGCL and the Seller Charter Documents). This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer of this Agreement, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(b)          At a meeting duly called and held, or by written consent in lieu of meeting, the Board of Directors of the Seller has unanimously (i) determined that it is advisable and in the best interest of the Seller’s stockholders for the Seller to enter into this Agreement and to consummate the Asset Purchase upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement in accordance with the applicable provisions of the DGCL, and (iii) subject to the receipt of a fairness opinion regarding the Purchase Price set forth herein, recommended the approval of this Agreement by holders of the Seller Common Stock and directed that this Agreement be submitted for consideration by the Seller’s stockholders.

SECTION 2.05. Material Contracts; No Conflict; Required Filings and Consents. (a) The Seller has heretofore made available to the Buyer all of its material agreements, contracts, instruments, indentures, mortgages, security agreements, guaranties and other documents to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries or its or any of their respective properties is bound.

(b)          Except as set forth in Section 2.05(b) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, (i) conflict with or violate the Seller Charter Documents or the Subsidiary Documents, (ii) assuming compliance with the matters referred to in Section 2.05(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Seller or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a Lien on (including a right to purchase) any of the properties or assets of the Seller or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries or its or any of their respective properties is bound, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)          Except as set forth in Section 2.05(c) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require the Seller or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, agency or commission, domestic or foreign (each, a “Governmental Authority”) or any other person, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (ii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Seller.

SECTION 2.06. Compliance; Permits. (a) Except as set forth in Section 2.06(a) of the Seller Disclosure Schedule, neither the Seller nor any of its subsidiaries is in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Seller or any of its subsidiaries or by which its or any of their respective properties is bound or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries or its or any of their respective properties is bound, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No investigation by any Governmental Authority with respect to the Seller or any of its subsidiaries is pending or, to the Seller’s knowledge, threatened, except for investigations which, if they resulted in action being taken against the Seller, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)          Except as set forth in Section 2.06(b) of the Seller Disclosure Schedule, the Seller and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Seller and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the “Seller Permits”), except where the failure to hold such Seller Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Seller and its subsidiaries are in compliance with the terms of the Seller Permits, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.07. SEC Filings; Financial Statements. (a) None of the Seller nor any of its subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)          On or before the Closing Date, the Seller shall have delivered to the Buyer audited consolidated financial statements and notes thereto covering the fiscal years ended December 31, 2005 and 2004, including an audit report issued by the Seller’s independent registered accounting firm. Each of such financial statements was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the consolidated financial position of the Seller and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

SECTION 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 or Section 4.01 of the Seller Disclosure Schedule or as contemplated by this Agreement, since December 31, 2005, the Seller and each of its subsidiaries has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Seller Charter Documents; (iii) any material changes to any Seller Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals; (iv) any damage to, destruction or loss of any asset of the Seller (not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) any material change by the Seller in its accounting methods, principles or practices (other than as required by changes in GAAP subsequent to the date hereof); or (vi) other than in the ordinary course of business, any sale of a material amount of assets of the Seller.

SECTION 2.09. Intentionally Omitted.

SECTION 2.10. Absence of Litigation. Except as set forth in Section 2.10 and Section 2.19(c) of the Seller Disclosure Schedule or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened against the Seller or any of its subsidiaries, or any properties or assets of the Seller or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.11. Employee Benefit Plans; Employment Agreements. (a) The Seller has heretofore provided the Buyer copies of all material Seller Employee Plans. “Seller Employee Plans” shall mean all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions) maintained or contributed to by the Seller or a subsidiary of the Seller for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of the Seller or a subsidiary of the Seller.

(b)          Except as set forth in Section 2.11(b) of the Seller Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) all Seller Employee Plans have been established and maintained in accordance with their terms and have been operated in compliance in all respects with the requirements of applicable law, and (ii) other than routine claims for benefits made in the ordinary course of the operation of the Seller Employee Plans, there are no pending, nor to the Seller’s knowledge, any threatened, claims, investigations or causes of action with respect to any Seller Employee Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Seller or any subsidiary of the Seller, any Seller director, officer or employee, any Seller Employee Plan.

SECTION 2.12. Employment and Labor Matters. Except as set forth in Section 2.11(b) or Section 2.12 of the Seller Disclosure Schedule:

(a)          Neither the Seller nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Seller or its subsidiaries, nor, to the knowledge of the Seller, are there any activities or proceedings of any labor union to organize any employees of the Seller or any of its subsidiaries.

(b)          Neither the Seller nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Seller or any of its subsidiaries which breach, strike, slowdown, work stoppage, lockout or threat would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.13. Intentionally Omitted.

SECTION 2.14. Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Seller Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Seller or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or restricting the conduct of business by the Seller or any of its subsidiaries as currently conducted by the Seller or such subsidiary, or restricting any transactions (including payment of dividends and distributions) between the Seller and its subsidiaries, except for any prohibition or restriction as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 2.15. Assets. Subject to any Liens, the Seller and each of its subsidiaries has good and marketable title to all of its material assets, both real and personal (except for leased assets, as to which the Seller or such subsidiary has a valid leasehold interest). Other than assets which are leased or licensed, no person other than the Seller or a subsidiary of the Seller owns any Acquired Asset, and the Acquired Assets constitute all of the material assets necessary for the conduct of the business of the Seller and its subsidiaries as conducted on the date hereof. Upon consummation of the transactions contemplated hereby, the Buyer will have acquired good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets, subject to any Liens and the Assumed Liabilities.

SECTION 2.16. Taxes. (a) Except as set forth in Section 2.16 of the Seller Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Seller and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2005 Seller Balance Sheet have been established or which are being contested in good faith, (ii) there are no pending or, to the knowledge of the Seller, threatened audits or investigations for or relating to any liability in respect of any Taxes, and neither the Seller nor any of its subsidiaries have been notified in writing of any proposed Tax claims or assessments against the Seller or any of its subsidiaries, and (iii) other than with respect to the Seller and its subsidiaries, neither the Seller nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Seller or any of its subsidiaries with respect to any amounts of Taxes.

(b)          For purposes of this Agreement, the term “Tax” shall mean any United States federal, foreign, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

SECTION 2.17. Environmental Matters. Except as set forth in Section 2.17 to the Seller Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Seller and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by the Seller and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

SECTION 2.18. Brokers. There is no investment banker, broker, finder or other intermediary, other than Crystal Blue Consulting (the “Financial Advisor”), the fees and expenses of which will be paid as set forth in Section 7.05, that has been retained by or is authorized to act on behalf of the Seller, the Buyer, or any of their respective affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 2.19. Intellectual Property. (a) As used herein, the term “Intellectual Property Assets” shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, copyrights, and registrations and applications therefor, licenses, trade names, Internet domain names, know-how, trade secrets, computer software programs and development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, “Seller Intellectual Property Assets” shall mean the Intellectual Property Assets used or owned by the Seller or any of its subsidiaries.

(b)          Except as set forth in Section 2.19(b) of the Seller Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, the Seller and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all of the Seller Intellectual Property Assets that are used in and are material to the business of the Seller and its subsidiaries as currently conducted, without infringing or violating the rights of others.

SECTION 2.20. Interested Party Transactions. Except as set forth in Section 2.20 of the Seller Disclosure Schedule, no shareholder, officer or director, or, to the Seller’s knowledge, employee or consultant of the Seller or any of its subsidiaries, or any affiliate of such persons, has any direct or indirect interest (i) in any person which does business with the Seller or any of its subsidiaries, (ii) in any property, asset or right which is used by the Seller or any of its subsidiaries in the conduct of its business, or (iii) in any contract to which the Seller or any of its subsidiaries is a party or by which the Seller or any of its subsidiaries or their respective property may be bound.

SECTION 2.21. Insurance. Except as set forth in Section 2.21 of the Seller Disclosure Schedule, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Seller or any of its subsidiaries are with reputable insurance carriers and, in character and amount, insure against such risks as are customarily insured against by companies in the same or similar businesses and having a similar size and scope of operations as the Seller, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

SECTION 3.01. Organization and Qualification; Subsidiaries. (a) The Buyer and each of its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease or operate the properties it owns, leases or operates and to carry on its business as it is now being conducted.

(b)          The Buyer and each of its subsidiaries is an entity duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification or licensing necessary. A true and complete list of all subsidiaries of the Buyer, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary’s outstanding capital stock or other equity interest owned by the Buyer or another subsidiary of the Buyer, is contained in Section 3.01 of the written disclosure schedule previously delivered by the Buyer to the Seller (the “Buyer Disclosure Schedule”).

SECTION 3.02. Certificate of Incorporation and By-laws. The Buyer has heretofore made available to the Seller a complete and correct copy of its Certificate of Incorporation and By-laws as amended to date (the “Buyer Charter Documents”), and will make available to the Seller, as promptly as practicable, the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each subsidiary (the “Buyer Subsidiary Documents”) reasonably requested by the Seller. All such Buyer Charter Documents and Buyer Subsidiary Documents are in full force and effect. Except as set forth in Section 3.02 of the Buyer Disclosure Schedule, neither the Buyer nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

SECTION 3.03. Capitalization. (a) The authorized capital stock of the Buyer consists of 50,000,000 shares of Buyer Common Stock and 1,000 shares of preferred stock, par value $0.01 per share (the “Buyer Preferred Stock”). As of May 1, 2006 (i) 36,803,939 shares of Buyer Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights, (ii) no shares of Buyer Preferred Stock were issued and outstanding; and (iii) 5,150,000 shares of Buyer Common Stock were issuable upon exercise of Buyer stock options and warrants (collectively, “Buyer Stock Rights”) issued under any stock plans or other agreements of the Buyer (collectively, the “Buyer Stock Right Agreements”). Except as set forth in Section 3.03 of Buyer Disclosure Schedule, no change in such capitalization has occurred since February 28, 2006 except for changes resulting from the exercise or termination of the Buyer Stock Rights which were outstanding and exercisable as of February 28, 2006 (or were outstanding as of February 28, 2006 and became exercisable in accordance with their terms thereafter).

(b)          Except as set forth in Section 3.01, this Section 3.03 or Section 3.11 or in Section 3.03 or Section 3.11 of the Buyer Disclosure Schedule, or in the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by the Buyer with the SEC since May 31, 2002 and prior to the date of this Agreement (the “Buyer SEC Documents”), including those incorporated therein by reference and not superseded by other Buyer SEC Documents, and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including any stock purchase plan, binding on the Buyer or any of its subsidiaries relating to the issued or unissued capital stock of the Buyer or any of its subsidiaries or obligating the Buyer or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Buyer or any of its subsidiaries, nor are there any discussions to issue any such rights or to enter into any such agreements, arrangements or commitments. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable and will not be issued in violation of preemptive or similar rights. Except as set forth in Section 3.03 of the Buyer Disclosure Schedule or the Buyer SEC Documents, there are no obligations, contingent or otherwise, of the Buyer or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or the capital stock of any subsidiary.

(c)          Except as set forth in Section 3.03 of the Buyer Disclosure Schedule or the Buyer SEC Documents, there are no obligations, contingent or otherwise, of the Buyer or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 3.01 or 3.03 of the Buyer Disclosure Schedule, (i) all of the outstanding shares of capital stock of each of the Buyer’s subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and (ii) all such shares are owned by the Buyer, free and clear of all security interests, Liens, claims, pledges, agreements, limitations on the Buyer’s voting rights, charges or other encumbrances of any nature whatsoever.

(d)          The Buyer Common Stock to be delivered as the Purchase Price hereunder has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

SECTION 3.04. Authority Relative to this Agreement. (a) The Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to the approval of the Buyer Proposals by the Buyer’s stockholders in accordance with the DGCL. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Buyer Proposals by the Buyer’s stockholders in accordance with the DGCL, the Buyer Charter Documents, and the rules of the NASD). This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Seller of this Agreement, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

(b)          At a meeting duly called and held, or by written consent in lieu of meeting, the Board of Directors of the Buyer has (i) determined that this Agreement, the Asset Purchase and the other transactions contemplated hereby are fair to and in the best interests of the Buyer and the Buyer’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) approved the Buyer Proposals and (iv) subject to the receipt of a fairness opinion regarding the simultaneous consummation of the transactions contemplated hereby and the Wine Business Sale, recommended approval of the Buyer Proposals by the stockholders of the Buyer.

SECTION 3.05. Material Contracts; No Conflicts; Required Filings and Consents. (a) Except as set forth in Section 3.05(a) of the Buyer Disclosure Schedule, the Buyer has filed or incorporated by reference as an exhibit to the Buyer SEC Documents all agreements, contracts, instruments, indentures, mortgages, security agreements, guaranties and other documents required to be filed as exhibits pursuant to Items 601(b)(1), (2), (4), (9) and (10) of Regulation S-K of the federal securities laws (without regard to the exclusion set forth in Item 601(b)(4)(iii)(A) thereof).

(b)          Except as set forth in Section 3.05(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement by the Buyer will not (i) conflict with or violate the Buyer Charter Documents or the Buyer Subsidiary Documents, (ii) assuming compliance with the matters referred to in Section 3.05(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Buyer or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Buyer’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a Lien on (including a right to purchase) any of the properties or assets of the Buyer or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which the Buyer or any of its subsidiaries or its or any of their respective properties is bound.

(c)          Except as set forth in Section 3.05(c) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by the Buyer do not, and the performance of this Agreement by the Buyer will not, require the Buyer or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other person, except (i) for applicable requirements, if any of the Securities Act, the Exchange Act, state securities laws and the NASD; (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Asset Purchase, or otherwise prevent or materially delay the Buyer from performing its material obligations under this Agreement; or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Buyer.

SECTION 3.06. Compliance; Permits. (a) Except as set forth in Section 3.06(a) of the Buyer Disclosure Schedule or the Buyer SEC Documents, neither the Buyer nor any of its subsidiaries is in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Buyer or any of its subsidiaries or by which its or any of their respective properties is bound or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which the Buyer or any of its subsidiaries or its or any of their respective properties is bound. No investigation by any Governmental Authority with respect to the Buyer or any of its subsidiaries is pending or, to the Buyer’s knowledge, threatened.

(b)          Except as set forth in Section 3.06(b) of the Buyer Disclosure Schedule or in the Buyer SEC Documents, the Buyer and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the businesses of the Buyer and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the “Buyer Permits”). The Buyer and its subsidiaries are in compliance with the terms of the Buyer Permits, except as described in the Buyer SEC Documents.

SECTION 3.07. SEC Filings; Financial Statements. (a) The Buyer has filed all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by it with the SEC. Except as set forth in the Buyer SEC Documents, the Buyer SEC Documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and

(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.07 of the Buyer Disclosure Schedule, none of the Buyer’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Documents filed since May 31, 2003 (the “Post-2003 Buyer SEC Documents”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-2003 Buyer SEC Documents), and fairly presents in all material respects, the consolidated financial position of the Buyer and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) should be read in conjunction with the Buyer’s consolidated financial statements contained in the Buyer’s 2005 Form 10-KSB for the fiscal year ended May 31, 2005, and (ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in the Buyer SEC Documents or as contemplated by this Agreement, since May 31, 2005, the Buyer has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Buyer Charter Documents; or (iii) any material change by the Buyer in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date hereof).

SECTION 3.09. Intentionally Omitted.

SECTION 3.10. Absence of Litigation. Except as set forth in Section 3.10 of the Buyer Disclosure Schedule, in the Buyer SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Buyer, threatened before any court, arbitrator or Governmental Authority, nor any outstanding injunction or order of any court, arbitrator or Governmental Authority, against or applicable to the Buyer or any of its subsidiaries, or any properties or assets of the Buyer or any of its subsidiaries.

SECTION 3.11. Employee Benefit Plans; Employment Agreements. (a) The Buyer has heretofore provided to the Seller copies of all Buyer Employee Plans. “Buyer Employee Plans” shall mean all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions) maintained or contributed to by the Buyer or a subsidiary of the Buyer for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of the Buyer or a subsidiary of the Buyer.

(b)          Except as set forth in Section 3.11(b) of the Buyer Disclosure Schedule or as disclosed in the Post-2003 Buyer SEC Documents, (i) all Buyer Employee Plans have been established and maintained in accordance with their terms and have been operated in compliance in all respects with the requirements of applicable law; (ii) other than routine claims for benefits made in the ordinary course of the operation of the Buyer Employee Plans, there are no pending, nor to Buyer’s knowledge, any threatened, claims, investigations or causes of action with respect to any Buyer Employee Plan whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against Buyer or any subsidiary of Buyer, any Buyer director, officer or employee, any Buyer Employee Plan, or any fiduciary of a Buyer Employee Plan; and (iii) neither the Buyer nor any of its subsidiaries has any current liabilities with respect to any Buyer Employee Plan.

SECTION 3.12. Employment and Labor Matters. Except as set forth in Section 3.11(b) or Section 3.12 of the Buyer Disclosure Schedule or the Buyer SEC Documents:

(a)          Neither the Buyer nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Buyer or its subsidiaries, nor, to the knowledge of the Buyer, are there any activities or proceedings of any labor union to organize any employees of the Buyer or its subsidiaries.

(b)          Neither the Buyer nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Buyer or any of its subsidiaries which breach, strike, slowdown, work stoppage, lockout or threat would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.13. Information Statement.

(a)          The Buyer’s information statement on Schedule 14C (the “Information Statement”) will not, on the date the Information Statement (or any amendment thereof or supplement thereto) is mailed to stockholders, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier written communication to stockholders which has become false or misleading.

(b)          The Information Statement shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

SECTION 3.14. Restrictions on Business Activities. Except for this Agreement or as set forth in Section 3.14 of the Buyer Disclosure Schedule or in the Buyer SEC Documents, there is no agreement, judgment, injunction, order or decree binding upon the Buyer or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or restricting the conduct of business by the Buyer or the Seller, or any of its respective subsidiaries as currently conducted by the Buyer or the Seller, as applicable, or such subsidiaries, or restricting any transactions (including payment of dividends and distributions) between the Buyer or the Seller, as applicable, and its respective subsidiaries.

SECTION 3.15. Title to Assets. The Buyer has good and marketable title to all of the assets set forth on Annex A hereto, free and clear of all Liens.

SECTION 3.16. Taxes. Except as set forth in Section 3.16 of the Buyer Disclosure Schedule, (i) the Buyer and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2005 Buyer Balance Sheet have been established or which are being contested in good faith, (ii) there are no pending or, to the knowledge of the Buyer, threatened audits or investigations for or relating to any liability in respect of any Taxes, and neither the Buyer nor any of its subsidiaries have been notified in writing of any proposed Tax claims or assessments against the Buyer or any of its subsidiaries, and (iii) other than with respect to the Buyer and its subsidiaries, neither the Buyer nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by the Buyer or any of its subsidiaries with respect to any amounts of Taxes.

SECTION 3.17. Environmental Matters. (a) Except as set forth in Section 3.17(a) to the Buyer Disclosure Schedule or in the Buyer SEC Documents, the operations and properties of the Buyer and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by the Buyer and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

(b)          Except as set forth on Section 3.17(b) of the Buyer Disclosure Schedule or in the Buyer SEC Documents, to the knowledge of the Buyer, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Buyer or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Buyer or any of its subsidiaries have retained or assumed.

(c)          The Buyer is not reasonably expected to have liability for Environmental claims beyond the reserve recorded on the 2005 Buyer Balance Sheet for environmental matters.

SECTION 3.18. Brokers. There is no investment banker, broker, finder or other intermediary, other than the Financial Advisor, the fees and expenses of which will be paid as set forth in Section 7.05, that has been retained by or is authorized to act on behalf of the Seller, the

Buyer, or any of their respective affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 3.19. Intentionally Omitted.

SECTION 3.20. Interested Party Transactions. Except as set forth in Section 3.20 of the Buyer Disclosure Schedule or in the Buyer SEC Documents, no shareholder, officer or director, or, to the knowledge of the Buyer, employee or consultant of the Buyer or any of its subsidiaries, or any affiliate of such persons, has any direct or indirect interest (i) in any person which does business with the Buyer or any of its subsidiaries, (ii) in any property, asset or right which is used by the Buyer or any of its subsidiaries in the conduct of its business, or (iii) in any contract to which the Buyer or any of its subsidiaries is a party or by which the Buyer or any of its subsidiaries or their respective property may be bound.

SECTION 3.21. Insurance. Except as set forth in Section 3.21 of the Buyer Disclosure Schedule or the Buyer SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Buyer or any of its subsidiaries are with reputable insurance carriers and, in character and amount, insure against such risks as are customarily insured against by companies in the same or similar businesses and having a similar size and scope of operations as the Buyer.

SECTION 3.22. Ownership Interest in the Seller. Other than by reason of this Agreement or the transactions contemplated hereby, except as set forth in Section 3.22 of the Buyer Disclosure Schedule, neither the Buyer nor any of its affiliates is an “interested stockholder” of the Seller, as that term is defined in Section 203 of the DGCL.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE CLOSING

SECTION 4.01. Conduct of Business Pending the Closing. Each of the Seller and the Buyer covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, unless the other shall otherwise agree in writing, and except as contemplated by this Agreement, as set forth in Section 4.01 of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, or as required by law with advance notification to the other, it shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and it and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and it shall use reasonable commercial efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ present officers, employees and consultants and to preserve its and its subsidiaries’ present relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, as set forth in Section 4.01 of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, or as required by law with advance notification to the other, neither the Seller or the Buyer nor any of their respective subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, directly or indirectly do, or publicly propose to do, any of the following without the prior written consent of the other:

(a)          amend or otherwise change the Seller Charter Documents or the Buyer Charter Documents, as applicable;

(b)          with respect to the Buyer only, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest in the Buyer, any of its subsidiaries or affiliates (except for the issuance of shares of Buyer Common Stock issuable pursuant to Buyer Stock Rights outstanding on the date hereof);

(c)          with respect to the Seller only, sell, pledge, dispose of or encumber any assets of the Seller or any of its subsidiaries except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets;

(d)          with respect to the Buyer only, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Buyer may declare and pay a dividend to the Buyer; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) except as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01 of the Buyer Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Buyer Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities; or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against it with respect to or arising out of a stockholder equity interest in the Buyer;

(e)          take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

(f)           make any material tax election or settle or compromise any material United States federal, state, local or non-United States tax liability; or

(g)          take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (f) above, or any action which would make any of the representations or warranties of the Seller or the Buyer, as the case may be, contained in this Agreement untrue or incorrect such that the conditions in Section 6.02(a) or 6.03(a), as applicable, would not be satisfied or prevent the Seller or the Buyer, as applicable, from performing or cause the Seller or the Buyer, as applicable, not to perform its covenants hereunder such that the condition in Section 6.02(b) or 6.03(b), as applicable, would not be satisfied.

Notwithstanding any of the foregoing, the parties agree that the Seller shall be permitted to take any action prior to Closing necessary to raise investment capital from third parties and/or obtain financing from commercial lending or leasing institutions, provided that such investment capital and loan or lease proceeds are used in the business of the Seller.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Fairness Opinion; Stockholders’ Actions. (a) As promptly as practicable after the execution of this Agreement, the Buyer shall take all reasonable action necessary to (i) obtain an opinion that the simultaneous consummation of the transactions contemplated hereby and the Wine Business Sale is fair to the holders of shares of Buyer Common Stock from a financial point of view, and (ii) following the receipt of such fairness opinion, cause the approval and authorization of (x) the Buyer Proposals and (y) such other actions as the Board of Directors of the Buyer may determine are necessary or appropriate, by the written consent of the holders of a majority of the outstanding shares of the Buyer Common Stock.

(b)          As promptly as practicable after the execution of this Agreement, the Seller shall take all reasonable action necessary to (i) obtain an opinion that the Purchase Price set forth herein is fair to the holders of shares of Seller Common Stock from a financial point of view, and (ii) following the receipt of such fairness opinion, cause the approval and authorization of (x) this Agreement and any related agreements, instruments or certificates; (y) the consummation of the transactions contemplated by this Agreement, including, without limitation, the Asset Purchase; and (z) such other actions as the Board of Directors of the Seller may determine are necessary or appropriate, by the written consent of the holders of a majority of the outstanding shares of the Seller Common Stock. Promptly upon obtaining such written stockholder consent, the Seller shall cause a notice to be mailed to the stockholders of the Seller as required by Section 228(e) of the DGCL.

SECTION 5.02. Information Statement. (a) As promptly as practicable after obtaining the written stockholder consent set forth in Section 5.01(a) above, the Buyer shall prepare and file with the SEC a preliminary Information Statement relating to the approval of the Buyer Proposals by the Buyer’s stockholders and to the payment of the Purchase Price in the form of the Buyer Common Stock pursuant to this Agreement. The Buyer shall notify the Seller promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Information Statement or any other filings or for additional information and will supply the Seller with copies of all correspondence between the Buyer or any of its representatives, on the one hand, and the

SEC, or its staff or any other government officials, on the other hand, with respect to the Information Statement, the Asset Purchase or any other filing. The Buyer will not file any amendment or supplement to, or any correspondence to the SEC or its staff with respect to, the Information Statement without providing the Seller a reasonable opportunity to review and comment thereon.

(b)          As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Buyer of all information required to be contained therein, the Buyer shall file (and the Seller shall cooperate with the Buyer in connection with the filing) with the SEC the definitive Information Statement.

(c)          The Buyer shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.01 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

SECTION 5.03. Access to Information; Confidentiality. (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements (from which such party shall use reasonable efforts to be released), the Seller shall (and shall cause its subsidiaries to) and the Buyer shall (and shall cause its subsidiaries to) (i) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the period after the execution and delivery of this Agreement and prior to the Closing, to the properties, books, contracts, commitments and records of the Seller or the Buyer, as applicable, and, (ii) during such period, furnish promptly to the other all information concerning the business, properties and personnel of the Seller or the Buyer, as applicable, as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Seller’s or the Buyer’s, as applicable, business, properties and personnel as either the Buyer or the Seller may reasonably request. All such information shall be kept confidential in accordance with the terms of the confidentiality agreement, dated February 14, 2006 (the “Confidentiality Agreement”), between the Buyer and the Seller, and such information shall not be used by any party for any purpose other than completing this Agreement or subsequently acting in accordance with its terms. Notwithstanding the provisions of this Section 5.03, a party will not be required to provide access or to disclose information where such access or disclosure would violate any law or, in the opinion of counsel to such party, would result in the waiver of any attorney-client privilege or work-product protection.

SECTION 5.04. Consents; Approvals. (a) The Seller and the Buyer shall each use its reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Seller and the Buyer shall make all filings (including, without limitation, all filings with United States and non-United States Governmental Authorities) required in connection with the authorization, execution and delivery of this Agreement by the Seller and the Buyer and the consummation by them of the transactions contemplated hereby. Each of the Seller and the Buyer shall furnish all information in its possession required for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States Governmental Authority in connection with the transactions contemplated by this Agreement.

SECTION 5.05. New World Assets, Etc. The Buyer shall take all such action as is required to cause all assets and liabilities of or in the name of New World Brands, Inc. (including, without limitation, any contracts, agreements, Buyer Permits, Buyer Employee Plans and Buyer Stock Right Plans), except for those set forth on Annex A hereto, to be either terminated or legally and validly transferred to International Importers prior to the Closing.

SECTION 5.06. Notification of Certain Matters. The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Seller or the Buyer, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of a covenant for the purposes of Sections 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

SECTION 5.07. Further Action/Tax Treatment. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

(b)          Notwithstanding anything herein to the contrary, each of the Buyer and the Seller shall use its reasonable best efforts to cause the Asset Purchase to be treated as a tax-free transfer pursuant to Section 351 of the Code. Without limiting the preceding sentence, the Buyer shall not take any action prior to Closing that would cause the Seller to fail to receive an amount of the Buyer’s stock that constitutes control of the Buyer within the meaning of Section 368(c) of the Code.

SECTION 5.08. Public Announcements. The Buyer and the Seller shall consult with each other before issuing any press release or making any written public statement with respect to the Asset Purchase or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law, if it has used all reasonable efforts to consult with the other party.

SECTION 5.09. Property Relating to Acquired Assets. If the Seller or any of its officers, directors, employees, independent contractors, agents or representatives, or any affiliate of any of the foregoing persons, or any other person acting for or in concert with any of the foregoing persons, shall, following the Closing, receive any money, check, note, draft, instrument, payment or other property relating to or as proceeds of the Acquired Assets or any part thereof, each such person shall receive all such items in trust for, and as the sole and exclusive property of, the Buyer and, promptly upon receipt thereof, shall notify the Buyer in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to the Buyer in the manner specified by the Buyer.

SECTION 5.10. Employee Matters. The parties agree that all decisions regarding the continued employment and terms of employment following the Closing of all individuals employed by the Seller immediately prior to the Closing shall be determined in the sole discretion of the Seller.

SECTION 5.11. State Property Transfer Statutes. The Seller agrees that it shall use its reasonable commercial efforts to comply with the requirements of applicable state property transfer laws as may be required by the relevant state agencies, and the Buyer agrees to provide to the Seller any assistance reasonably requested by the Seller with respect thereto. Notwithstanding the foregoing, the Buyer hereby waives compliance by the Seller with all applicable bulk sales or bulk transfer laws of any state.

SECTION 5.12. Buyer Board of Directors. The Buyer shall take all such action as is required to cause the number of members comprising the entire Board of Directors, effective as of the Closing, to be that number of members as shall be designated by the Seller, and to cause such Board of Directors to be composed, effective as of the Closing, of those directors as shall be designated by the Seller (and, with respect to one initial director, as shall be designated by Passen). In addition, the Seller and Passen shall enter into an agreement (the “Voting Agreement”) to vote its shares of the Buyer in favor of such Board of Directors following the Closing, subject to the terms and conditions set forth in the Voting Agreement. The Buyer shall, at the request of the Seller, take all such action as is required to cause its Board of Directors to be a staggered board effective as of the Closing. In addition to the foregoing, Buyer and Seller agree that following the Effective Time, Passen shall be entitled to attend and observe all meetings of the Board of Directors of the Buyer for so long as Passen continues to hold, either directly or indirectly, (i) between the Closing Date and December 31, 2006, at least fifty percent (50%) of his holdings in the Buyer as of the Closing Date and (ii) after December 31, 2006, at least fifty percent (50%) of his holdings in the Buyer as of December 31, 2006.

SECTION 5.13. Post-Closing Reverse Stock Split. The Seller and the Buyer agree that, until the one year anniversary of the Closing Date, the unanimous approval of the Board of Directors of the Buyer shall be required to effectuate any reverse stock split of the Buyer Common Stock.

SECTION 5.14. Certain Seller Derivative Securities, Etc. It is the intention of the parties that at or immediately following the Closing, certain outstanding warrants to purchase Seller Common Stock and certain contractual obligations of the Seller to issue Seller common stock, which warrants and obligations are set forth on Schedule 5.14 hereof, shall be converted into warrants to purchase Buyer Common Stock and contractual obligations of the Buyer to issue

Buyer common stock, respectively, all on such terms as will give the warrantholders and the beneficiaries of such contract rights the same economic benefits as they possessed prior to such conversions. The Seller shall use commercially reasonable efforts to negotiate and reach agreement on the terms of such conversions with the respective third parties as soon as practicable following the date hereof.

ARTICLE VI

CONDITIONS TO THE CLOSING

SECTION 6.01. Conditions to Obligation of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          Governmental Actions. There shall not have been instituted and pending any action by any Governmental Authority that is reasonably to be expected to result in an order, nor shall there be in effect any judgment, decree or order of any Governmental Authority, preventing the consummation of the transactions contemplated hereby; and

(b)          Illegality. No statute, rule, regulation, executive or other order, ruling or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of such transactions illegal or that prohibits, restrains or enjoins consummation of such transactions.

SECTION 6.02. Additional Conditions to Obligation of the Buyer. The obligations of the Buyer to effect the Closing are also subject to the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made on and as of the Closing, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (iii) where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Seller; and the Buyer shall have received a certificate of the Seller to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Seller;

(b)          Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Buyer shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Seller;

(c)          Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Seller, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Seller or the Buyer;

(d)          Fairness Opinion. The Board of Directors of the Buyer shall have been advised by Capitalink LLC to the effect that in its opinion, as of the date of such opinion, the simultaneous consummation of the transactions contemplated hereby and the Wine Business Sale is fair to the holders of shares of Buyer Common Stock from a financial point of view;

(e)          Stockholder Approval. This Agreement and the Asset Purchase shall have been approved by the requisite vote of the stockholders of the Seller, and the Buyer Proposals shall have been approved by the requisite vote of the stockholders of the Buyer;

(f)           Good Standing Certificate. The Buyer shall have received a certificate, dated as of the Closing Date, as to the good standing of the Seller, certified by the appropriate officials in the jurisdiction in which the Seller is incorporated;

(g)          Bill of Sale and Assignment. The Buyer shall have received an executed Bill of Sale and Assignment sufficient to vest the Buyer with title in, to and under the Acquired Assets;

(h)          Voting Agreement. The Buyer shall have received an executed Voting Agreement; and

(i)           Passen Investment in the Seller. The Seller shall have issued to Passen $250,000.00 of Seller Common Stock, at a purchase price of $1.43 per share.

SECTION 6.03. Additional Conditions to Obligation of the Seller. The obligation of the Seller to effect the Closing is also subject to the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing, with the same force and effect as if made on and as of the Closing, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (iii) where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Buyer; and the Seller shall have received a certificate of the Buyer to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Buyer;

(b)          Agreements and Covenants. The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Seller shall have received a certificate of the Buyer to such effect signed by the President or Chief Financial Officer of the Buyer;

(c)          Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Buyer for the authorization, execution and delivery of this Agreement, and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Buyer, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Seller or the Buyer;

(d)          Fairness Opinion. The Board of Directors of the Seller shall have been advised by a reputable independent valuation firm (the “Seller Valuation Firm”) to the effect that in its opinion, as of the date of such opinion, the Purchase Price to be paid hereunder is fair to the Seller and to the holders of shares of Seller Common Stock from a financial point of view;

(e)          Stockholder Approval. The Buyer Proposals shall have been approved by the requisite vote of the stockholders of the Buyer, and this Agreement and the Asset Purchase shall have been approved by the requisite vote of the stockholders of the Seller;

(f)           International Importers. Any and all assets and liabilities of the Buyer of or in the name of New World Brands, Inc. shall have been either terminated or legally and validly transferred to International Importers, and any and all operations of the Buyer and its subsidiaries shall be conducted solely by and in International Importers;

(g)          Wine Business Sale. All conditions to the Wine Business Sale shall have been satisfied or waived such that the Wine Business Sale may be consummated simultaneous with the Closing (provided that the Buyer will make a “closing-of-the-books-election” under Treasury Regulation Section 1.382-6(b), and for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, the transactions contemplated by the Wine Business Sale and this Agreement shall be treated as occurring in the pre-change period as defined in Treasury Regulation Section 1.382-6(g)(2));

(h)          Assets, Liabilities, Etc. Taking into account the consummation of the Closing and the Wine Business Sale, the Buyer shall have no operations, employees, assets or liabilities, contingent or otherwise, other than those (i) mutually agreed upon between the Buyer and the Seller and set forth on Annex A hereto and (ii) the Acquired Assets and Assumed Liabilities;

(i)           Charter Amendment. The Certificate of Incorporation of the Buyer shall have been amended as set forth in the Buyer Proposals to, among other things, increase the authorized capital of the Buyer in an amount at least sufficient for the issuance of the Buyer Common Stock to the Seller as consideration for the Asset Purchase as provided herein;

(j)           Buyer Board of Directors and Officers. The Board of Directors and officers of the Buyer shall have been removed or shall have resigned effective as of the Closing, with such vacancies filled effective as of the Closing by those individuals as shall be designated by the Seller (and, with respect to one initial director, as shall be designated by Passen);

(k)          Good Standing Certificate. The Seller shall have received a certificate, dated as of the Closing Date, as to the good standing of the Buyer, certified by the appropriate officials in the jurisdiction in which the Buyer is incorporated;

(l)           Assumption Agreement. The Seller shall have received an executed Assumption Agreement whereby the Buyer agrees to assume the Assumed Liabilities;

(m)         Lien Termination. The Seller shall have received satisfactory evidence of the termination of that certain UCC Financing Statement filed on November 17, 2005 by Stonegate Bank against the Buyer; and

(n)          Passen Investment in the Seller. Passen shall have purchased from the Seller at least $250,000.00 of Seller Common Stock, at a purchase price of $1.43 per share.

(o)          Passen Investment in the Buyer. Passen shall have made a $1.5 million investment in the Buyer in exchange for Buyer Common Stock or other derivative securities of the Buyer to be mutually agreed upon by the Buyer, the Seller and Passen.

ARTICLE VII

TERMINATION

SECTION 7.01. Termination by the Seller or the Buyer. This Agreement may be terminated at any time prior to the Closing by either the Board of Directors of the Seller or the Board of Directors of the Buyer:

(a)	upon mutual written consent; or

(b)          if the transactions contemplated hereby shall not have been consummated by August 31, 2006, provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated on or prior to such date; or

(c)          if a court of competent jurisdiction or a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

SECTION 7.02. Termination by the Buyer. This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Buyer:

(a)          if any of the representations and warranties of the Seller contained in this Agreement shall be or shall have become inaccurate, which inaccuracy is not cured within fifteen (15) days following the delivery of a written notice of termination under this Section 7.02(a) by the Buyer (or which inaccuracy, by its nature, cannot be cured) and which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

(b)          if the Seller has materially breached any of the covenants or agreements on the part of the Seller contained in this Agreement, which breach is not cured within fifteen (15) days following the delivery of a written notice of termination under this Section 7.02(b) by the Buyer (or which breach, by its nature, cannot be cured) and which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.03. Termination by the Seller. This Agreement may be terminated at any time prior to the Closing by the Board of Directors of the Seller:

(a)          if any of the representations and warranties of the Buyer contained in this Agreement shall be or shall have become inaccurate, which inaccuracy is not cured within fifteen (15) days following the delivery of a written notice of termination under this Section 7.03(a) by the Seller (or which inaccuracy, by its nature, cannot be cured) and which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

(b)          if the Buyer has materially breached any of the covenants or agreements on the part of the Buyer contained in this Agreement, which breach is not cured within fifteen (15) days following the delivery of a written notice of termination under this Section 7.03(b) by the Seller (or which breach, by its nature, cannot be cured) and which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 7.04. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders, except that this Section 7.04, Section 7.05, and Article VIII shall survive termination indefinitely. Notwithstanding the foregoing, nothing herein shall relieve the Seller or the Buyer from liability for any willful breach hereof or willful misrepresentation herein (it being understood that the provisions of Section 7.05 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation). The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

SECTION 7.05. Fees and Expenses. (a) Except as otherwise set forth in this Section 7.05, the fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid as follows:

(i)           the Seller shall be liable for (x) all fees and expenses of Kramer Levin Naftalis & Frankel LLP and (y) all fees and expenses of the Seller Valuation Firm; and

(ii)          the Buyer shall be liable for (v) all fees and expenses of Adorno & Yoss LLP, which fees and expenses shall be capped at $125,000.00 (inclusive of any fees and expenses incurred by the Buyer in connection with the Wine Business Sale), (w) all fees of the Financial Advisor, (x) all fees and expenses of Capitalink LLC, which fees and expenses shall be capped at $50,000.00 (inclusive of a $25,000.00 retainer previously paid to Capitalink LLC by Passen, which amount shall be repaid to Passen by the Buyer at Closing), (y) all other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation, any fees and expenses of the transfer agent and financial printer), and (z) any sales, transfer or similar taxes, if any, incurred in connection with the sale of the Acquired Assets pursuant to this Agreement.

(b)          Notwithstanding the foregoing, in the event that the Asset Purchase is not consummated as a result of a termination of this Agreement by the Buyer pursuant to Section 7.02, which termination is based upon a misrepresentation or breach of the Seller, and provided that the Buyer is not in material breach of any provision of this Agreement at the time of such termination, the Seller shall be liable for all of the fees, costs and expenses incurred by the Seller and by the Buyer in connection with this Agreement and the transactions contemplated hereby.

(c)          Notwithstanding the foregoing, in the event that the Asset Purchase is not consummated as a result of a termination of this Agreement by the Seller pursuant to Section 7.03, which termination is based upon a misrepresentation or a breach of the Buyer, and provided that the Seller is not in material breach of any provision of this Agreement at the time of such termination, the Buyer shall be liable for all of the fees, costs and expenses incurred by the Buyer and the Seller in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01. Survival. (a) Except as otherwise provided below, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations and warranties of the Seller shall terminate at the Closing or upon the termination of this Agreement. The representations and warranties of the Buyer shall terminate at the Closing or upon the termination of this Agreement. Subject to the provisions of Section 7.04, all covenants and agreements of the parties herein shall terminate at the Closing or upon the termination of this Agreement, provided that any covenant or agreement in this Agreement which contemplates performance after the Closing shall survive the Closing in accordance with its terms.

SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to the Buyer:

New World Brands, Inc.

2019 SW 20th Street, Suite 109

Fort Lauderdale, Florida 33315

Attn: Selvin Passen, MD

Telecopy: (954) 713-0354

With a copy (which shall not constitute notice) to:

Adorno & Yoss LLP

2525 Ponce de Leon Boulevard

Suite 400

Miami, Florida 33134

Attn: Linda C. Frazier, Esq.

Telecopy: (305) 460-1422

(b)	If to the Seller:

Qualmax, Inc.

340 West Fifth Avenue

Eugene, Oregon 97401

Attn: David M. Kamrat

Ian Richardson

Telecopy: (541) 302-3064

With a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn: Scott S. Rosenblum, Esq.

Telecopy: (212) 715-8000

SECTION 8.03. Taking of Necessary Action; Further Action. Each of the Buyer and the Seller will take, and will cause their affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Asset Purchase and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to the Acquired Assets, the officers and directors of the Seller immediately prior to the Closing are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action.

SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Closing; provided, however, that, after approval of this Agreement by the stockholders of the Seller or the Buyer, as applicable, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.05. Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.07. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.08. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except as otherwise expressly provided herein, other than the Confidentiality Agreement.

SECTION 8.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise by any party without the written consent of the other parties hereto.

SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 8.01(b) (which is intended to be for the benefit of the Seller Indemnitees and may be enforced by such Seller Indemnitees), but only if the Asset Purchase is consummated and not otherwise.

SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.12. Governing Law; Jurisdiction. (a) All questions concerning the construction, validity and interpretation of this Agreement and the schedules hereto will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

(b)          Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

SECTION 8.13. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.15. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.16. Disclosure Schedules. Any disclosure made with reference to one or more Sections of the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent on the face of such disclosure. Disclosure of any matter in the Seller Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, shall not be deemed an admission that such matter is material.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by itself or its respective officers thereunto duly authorized.

NEW WORLD BRANDS, INC.

By:	/s/ Selvin Passen, M.D.
Name:	Selvin Passen, M.D.
Title:	Chairman

QUALMAX, INC.

By:	/s/ M. David Kamrat
Name:	M. David Kamrat
Title:	Chief Executive Officer

Annex A

Buyer Permitted Assets and Liabilities

Assets

$2,000,000.00 cash

Liabilities

Amounts payable pursuant to Section 7.05(a)(ii) of this Agreement

Schedule 5.14

B.O.S. Warrants	107,143 shares	$2.80 strike price
Passen Warrants	699,300 shares	$1.43 strike price
[Passen Warrants	699,300 shares	$1.43 strike price]*
LeDoan Warrants	372,835 shares	$0.9388 strike price
Guillory Earn-in Shares	500,000 shares	$1.50
M’star Germany Earn-in Shares	500,000 shares	$1.50

* If issued prior to Closing.